Exhibit 23.1

INDEPENDENT AUDITOR’S CONSENT

To: Export Development Canada

I consent to the use of my independent auditor’s report dated 20 March 2025 to the Minister of International Trade and Intergovernmental Affairs and President of the King’s Privy Council for Canada on the consolidated financial statements of Export Development Canada, which comprise the consolidated statement of financial position as at 31 December 2024, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information, which is included in Export Development Canada’s 2024 Annual Report attached to the Form 18-K to be filed with the U.S. Securities and Exchange Commission on the Electronic Data Gathering, Analysis and Retrieval system on 9 June 2025.

/s/ Normand Lanthier
Normand Lanthier, CPA, CA
Senior Principal for the Auditor General of Canada

Ottawa, Canada 9 June 2025